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FORM 3
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

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1.  Name and Address of Reporting Person

    LINN            MICHAEL
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    (Last)         (First)       (Middle)

            6314 KING VALLEY DRIVE
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                  (Street)

 WEST VALLEY CITY    UTAH         84128
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    (City)         (State)         (Zip)
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2.  Date of Event Requiring Statement (Month/Day/Year)

     12/01/2000
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3.  IRS or Social Security Number of Reporting Person (Voluntary)


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4.  Issuer Name and Ticker or Trading Symbol

     EASTPORT RED'S INCORPORATED
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [X] Director                          [X] 10% Owner
    [X] Officer (give title below)        [ ] Other (specify below)

       PRESIDENT, SECRETARY AND TREASURER (2)
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6.  If Amendment, Date of Original (Month/Day/Year)

       N/A
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7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person
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                   TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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--------------------------------  ------------------------  -------------------  --------------------------------
1. Title of Security              2. Amount of Securities   3. Ownership Form:   4. Nature of Indirect
   (Instr. 4)                        Beneficially Owned        Direct (D) or        Beneficial Ownership
                                        (Instr. 4)             Indirect (I)         (Instr. 5)
--------------------------------  ------------------------  -------------------  --------------------------------
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COMMON STOCK (1)                        18,000,000                   D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                         (Print or Type Responses)
                                                               Page 1 of 2

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FORM 3  (continued)
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                       Table II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
                  (e.g., puts, calls, warrants, options, convertible securities)
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----------------------  --------------------  --------------------------  --------------  -------------  ---------------------
1. Title of Derivative  2. Date Exercisable   3. Title and Amount of      4. Conversion   5. Ownership   6. Nature of Indirect
   Security                and Expiration       Securities Underlying       or Exercise      Form of          Beneficial
     (Instr. 4)                Date              Derivative Security         Price of       Derivative         Ownership
                          (Month/Day/Year)           (Instr. 4)             Derivative      Security:        (Instr. 5)
                        ---------  ---------  --------------  ----------     Security       Direct (D)
                           Date      Expir-       Title       Amount or                    or Indirect
                          Exer-      ation                    Number of                        (I)
                         cisable     Date                       Shares                     (Instr. 5)
----------------------  ---------  ---------  --------------  ----------  --------------  -------------  ---------------------
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Explanation of Responses:

(1) THESE COMMON STOCK SHARES WERE ISSUED RESTRICTED PURSUANT TO A BOARD OF DIRECTORS RESOLUTION AND AN ASSET ACQUISITION AGREEMENT, BOTH DATED DECEMBER 1, 2000.

(2) MICHAEL LINN BECAME THE PRESIDENT, SECRETARY, TREASURER AND SOLE DIRECTOR OF THE COMPANY EFFECTIVE DECEMBER 20, 2000.


                  /S/ MICHAEL LINN                    12/20/00
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               ** Signature of Reporting Person         Date


** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


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